Contact:               Chip Wochomurka
Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS ANNOUNCES MEDICARE HEALTH SUPPORT SETTLEMENT WITH THE CENTERS FOR MEDICARE AND MEDICAID SERVICES

Increases 2010 Guidance to Include Impact of Additional $22.3 Million in Revenue
and $0.24 in Earnings per Diluted Share

New Guidance Includes Capacity Consolidation and Other Restructuring Charges of
Approximately $8 Million

NASHVILLE, Tenn. (December 6, 2010) – Ben R. Leedle, Jr., CEO of Healthways (NASDAQ: HWAY), today announced that the Company has reached a final settlement with The Centers for Medicare and Medicaid Services (CMS) associated with its participation in both of its Medicare Health Support programs, which ran for three years from 2005 through 2008. The agreement, which was signed last Friday, was approved by both the U.S. Department of Health and Human Services and the U.S. Department of Justice.

As a result of the settlement, the Company will record revenues of $22.3 million and will refund $28.0 million from its contract billings in excess of earned revenues (BIE) balance sheet account during the fourth quarter of 2010.  Revenues previously recognized on the two programs totaled $21.7 million, which brings the total revenues recognized for the programs to $44.0 million, representing more than 60% of total fees received.  While costs associated with operating these programs were previously recognized as incurred, the favorable earnings impact of these additional revenues will be partially offset by fourth-quarter charges of approximately $8 million associated with both domestic and international capacity consolidation and other restructuring costs.

Guidance

Due to these events, the Company today increased its 2010 revenue guidance range to $717 million to $730 million from $695 million to $708 million.  The Company also increased its guidance for 2010 net income per diluted share to a range of $1.36 to $1.43 from $1.12 to $1.19.  Guidance for 2010 adjusted net income per diluted share, which excludes the positive impact of $0.05 attributable to an earn-out adjustment and investment gain recorded in the second quarter of 2010 and the $0.24 fourth-quarter net impact of the revenues from the settlement and restructuring costs, remains unchanged in a range of $1.07 to $1.14.

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HWAY Announces Medicare Health Support Reconciliation Pact

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COMPONENTS OF NET INCOME PER DILUTED SHARE GUIDANCE

Twelve Months Ending
Dec. 31, 2010
(Guidance)
Domestic, excluding CMS settlement, restructuring costs, and earn-out adjustment and investment gain	$1.12 – 1.16
International, excluding restructuring costs	(0.05)-(0.02)
Adjusted net income per diluted share	1.07 – 1.14
CMS settlement	0.38
Restructuring costs	(0.14)
Earn-out adjustment and investment gain	0.05
Net income per diluted share	$1.36 – 1.43

Program Findings

Commenting on the settlement, Leedle said, “We are pleased with the outcome of these negotiations and the cooperative effort with the representatives of CMS, the Department of Health and Human Services and the Justice Department that led to the settlement.  Healthways participated in the Medicare Health Support program to demonstrate the effectiveness of our solutions, to gain insights on how to make those solutions even more effective and efficient, and to further establish our unique capability to deliver solutions that improve the health and reduce the cost of the nation’s rapidly growing, high cost Medicare population.  As we announced in September, we accomplished all of those goals.”

CMS Findings on Healthways’ Medicare Health Support Program

Clinical
•
Healthways was the only Medicare Health Support Organization to achieve statistically significant improvement in all five process of care measures – cholesterol screening for participants with heart failure, cholesterol screening for participants with diabetes, HbA1c testing, urine protein screening and retinal eye exams – as evaluated during months 7 – 18 of the program.1

•	At the conclusion of the program, Healthways had also achieved improvements in the key clinical metrics of blood pressure control, pneumococcal vaccination rates and annual depression screening.2
•	Healthways achieved 92 percent of performance-based fees related to clinical improvement.2

Financial
•	Healthways achieved cumulative gross savings in both its original and refresh cohorts. 3
•	Healthways achieved net savings as compared to the control group for the beneficiaries in its refresh cohort.3

Satisfaction
•	Healthways’ program met or exceeded all beneficiary2 and physician satisfaction targets.1
•	Healthways achieved 94 percent beneficiary satisfaction against the Medicare Health Support target of 65 percent.1
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HWAY Announces Medicare Health Support Reconciliation Pact

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•	Healthways achieved 100 percent of performance-based fees related to beneficiary satisfaction.2

Engagement
•	Healthways achieved an audited consent rate of 89 percent of eligible participants.1
•	Healthways achieved a continuous participation rate after consent of 65 percent for the first 18 months of the three-year program.1

Subsequent Medicare Health Support Research Findings

In addition to the CMS findings, Emory University independently studied the “treatment effect” of the Company’s program. The Emory researchers found that annual savings were achieved for beneficiaries who participated for six months or more.  The amount of those savings increased the longer beneficiaries participated and the greater their clinical risk. The greatest savings were achieved, regardless of clinical risk levels, for beneficiaries who participated during the full evaluation period. These finding indicate a strong treatment effect from Healthways’ Medicare Health Support program design and delivery. Specifically, for each beneficiary who participated for the full year of 2007, the cost savings generated was $270 per month, which translates to over $3,200 in annual cost savings per beneficiary, an amount significantly greater than the cost of the program.

Kenneth E. Thorpe, Ph.D., Chair of the Department of Public Health at Emory University and Executive Director of the Partnership to Fight Chronic Disease, said, “Healthways’ results in Medicare Health Support offer more proof that we know what works and that we have the ability to improve health and lower costs by engaging people and providing them with the support they need.”

1,2,3:
For footnote attribution, please see the Company’s September 16, 2010 news release, Healthways Announces Achievements in Medicare Health Support; Other Seniors' Programs, at the following link: http://www.healthways.com/iframefull.aspx?id=250&linkidentifier=id&itemid=250.  For additional information, please see the report, Better Care, Better Health and Lower Cost: Findings from Healthways’ Medicare Health Support and Other Seniors’ Programs, at the following link: http://www.healthways.com/uploadedfiles/MHS_Final_2134.pdf.

Summary

“Today,” Leedle concluded, “about 46 million Americans get their health care coverage from Medicare, about 35 million of whom access the Fee for Service program, with the balance accessing Medicare Advantage plans. That number is expected to increase by more than 30 percent over the next 15 years as the Baby Boom generation becomes eligible for Medicare. Since Medicare beneficiaries consume more than 25 percent of the cost of traditional health care services in the United States – and beneficiaries with chronic disease consume more than 75 percent of that amount – our demonstrated ability to improve the health, reduce the health risk and reduce the cost of individuals in that segment of the population offers an exciting alternative model for CMS to pursue. Our performance in the Medicare Health Support program – demonstrated annual cost savings of over $3,200 per beneficiary - illustrates that a real solution exists to the continuing threat that unrestrained growth in demand for, and cost of, health care services poses for our nation’s future well-being.”
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HWAY Announces Medicare Health Support Reconciliation Pact

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Conference Call

Healthways will hold a conference call to discuss this release tomorrow, Tuesday, December 7, 2010, at 11:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to
www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 2265536, and the replay will also be available on the Company’s web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations and involve a number of risks and uncertainties.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations.  In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.  The important factors include but are not limited to:

•	the Company’s ability to sign and implement new contracts;
•
the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of our customer contracts ahead of data collection and reconciliation in order to provide forward-looking guidance;

•	the Company’s ability to accurately forecast the costs necessary to establish a presence in international markets;
•	the Company’s ability to accurately forecast the amount and timing of the costs associated with capacity consolidation and other restructuring activities;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company’s customers to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance;
•	the risks associated with changes in macroeconomic conditions;
•	the Company’s ability to integrate acquired businesses or technologies into the Company’s business;
•
the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations;

•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal and international legislation and regulations applicable to our business, including the recently enacted Patient Protection and Affordable Care Act, on the Company’s ability to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; and

•	other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission.
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HWAY Announces Medicare Health Support Reconciliation Pact

December 6, 2010

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways' solutions are designed to help healthy individuals stay healthy, mitigate or eliminate lifestyle risk factors that can lead to disease and optimize care for those with chronic illness.  Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network and a national Fitness Center Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system.  For more information, please visit www.healthways.com.

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